EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the post-effective amendment to Registration Statement on Form S-8 pertaining to the Trinity Biotech plc Employee Share Option Plan, as amended of our reports dated April 7, 2009 relating to the consolidated financial statements of Trinity Biotech plc and subsidiaries, and the effectiveness of Trinity Biotech plc’s and its subsidiaries’ internal control over financial reporting included in its Annual Report (Form 20-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Grant Thornton
Dublin, Ireland
September 21, 2009